Exhibit 10.5

2018 Form of Award – RSU

(Performance-based Vesting- Group 1)

LIFEPOINT HEALTH, INC.

2013 LONG-TERM INCENTIVE PLAN

Restricted stock unit AGREEMENT

FOR

_____________________

Grant Number ___________________

1.    Award of Restricted Stock Units.  LifePoint Health, Inc. (the “Company”) grants, as of __________________ (the “Date of Grant”), to __________________ (the “Recipient”), ______________ Restricted Stock Units (the “RSUs”).  Each RSU represents the Company’s unsecured obligation to pay the Recipient up to _____% of the Fair Market Value of a Share.  The RSUs shall be settled in accordance with Section 4 in [all Shares] [all cash] [Shares, to the extent the Percentage Payable (as defined below) is equal to or less than the Threshold Percentage (as defined below) of _____% and cash, to the extent the Percentage Payable is greater than the Threshold Percentage].  The RSUs shall be subject to the terms, provisions and restrictions set forth in this Agreement and the LifePoint Health, Inc. 2013 Long-Term Incentive Plan (the “Plan”), which is incorporated herein for all purposes.  The grant of this Award, the issuance of any Shares (or any other securities of the Company pursuant thereto) and, if applicable, payment of cash, is subject to all of the terms and conditions herein and in the Plan.  Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

2.    Vesting of RSUs.

(a)    Performance Requirement.

(i)    The percentage of the Fair Market Value of a Share which is payable per RSU (the “Percentage Payable”) and, if applicable, any modifications to the number of Shares payable pursuant to this Award, shall be determined, except as otherwise provided in this Agreement, according to the performance criteria set forth in the attached Exhibit A.

(ii)    The “Performance Period” for the Award is _______________ through _________________.

(iii)    Payment of the RSUs is conditioned upon the Committee determining that the Performance Goals specified herein were achieved and, if so, the level at which the Performance Goals are achieved, except as otherwise provided in this Agreement.  If the objectives are not achieved, the RSUs will be forfeited and shall not vest and no payment shall be made hereunder.

(iv)    Except as otherwise provided in this Agreement, there shall be no proportionate or partial vesting of the RSUs in or during the months, days or periods prior to the Vesting Dates identified below and all vesting of the RSUs shall occur only on the Vesting Dates.

4839-0989-7310.12

(b)    General Vesting.  Except as otherwise provided in this Agreement, the RSUs subject to this Agreement will vest in accordance with the following schedule, provided that the Continuous Service of the Recipient continues through and on each Vesting Date and the Performance Goals are met:

Vesting Date	% Vested
February 27, 2021	75%
February 27, 2022	100%

(c)    Death.  Notwithstanding any other provision in this Agreement, in the event that the Recipient’s Continuous Service terminates before the RSUs are fully vested in accordance with Section 2(b) above by reason of the Recipient’s death, the RSUs subject to this Agreement shall be immediately vested as of the date of such death, and the number of Shares payable under the Award shall be determined pursuant to Section III of Exhibit A attached hereto, unless the Recipient’s death occurs after the end of the Performance Period in which case the number of Shares payable under the Award will be determined pursuant to Sections I and II of Exhibit A as of the end of the Performance Period.

(d)    Disability.  Notwithstanding any other provision in this Agreement, in the event that the Recipient suffers a Disability before the RSUs are fully vested in accordance with Section 2(b) above, the RSUs subject to this Agreement shall be immediately vested as of the date of such Disability, and the number of Shares payable under the Award shall be determined pursuant to Section III of Exhibit A attached hereto, unless the Recipient’s Disability occurs after the end of the Performance Period in which case the number of Shares payable under the Award will be determined pursuant to Sections I and II of Exhibit A as of the end of the Performance Period.

(e)    409A Change in Control.

(i)    Notwithstanding any other provision in this Agreement or the Plan, upon a 409A Change in Control during the Recipient’s Continuous Service, the RSUs subject to this Agreement shall be immediately vested as of the date of such event and the Percentage Payable per RSU shall be the maximum that may be earned determined pursuant to the attached Exhibit A and the number of Shares payable under this Award pursuant to this Section shall not be subject to modification as provided in the attached Exhibit A based on the designated performance criteria (or, if such 409A Change in Control occurs after the end of the Performance Period, the number of Shares payable under the Award will be determined pursuant to Sections I and II of Exhibit A as of the end of the Performance Period), unless either (A) the Company is the surviving entity in the 409A Change in Control and the RSU Award continues to be outstanding after the 409A Change in Control on substantially the same terms and conditions as were applicable immediately prior to the 409A Change in Control, or (B) the successor company or its parent company assumes or substitutes for the RSU Award, as determined in accordance with Section 10(c)(ii) of the Plan.

(ii)    Notwithstanding the foregoing, in the event the Recipient’s Continuous Service is terminated without Cause by the Company or any Related Entity or by such successor company or by the Recipient for Good Reason within 24 months following a 409A Change in Control and the RSUs subject to this Agreement did not vest due to the application of Section

2(e)(i)(A) or (B), the RSUs subject to this Agreement shall be immediately vested as of the date of such termination of Continuous Service and (A) if such termination occurs before the end of the Performance Period, the Percentage Payable per RSU shall be the maximum that may be earned determined pursuant to the attached Exhibit A and the number of Shares payable under the Award pursuant to this Section shall not be subject to modification as provided in the attached Exhibit A based on the designated performance criteria, or (B) if such termination occurs after the end of the Performance Period, the number of Shares payable under the Award will be determined pursuant to Sections I and II of Exhibit A as of the end of the Performance Period.

(iii)    Notwithstanding Section 2(e)(i), if the Recipient is eligible for or has taken a Retirement Termination (as defined below) at the time of a 409A Change in Control and the RSUs subject to this Agreement would not vest on such 409A Change in Control due to the application of Section 2(e)(i)(A) or (B), then, unless Section 2(e)(ii) becomes applicable, (A) the RSUs subject to this Agreement shall be immediately vested on either the last day of the Performance Period if such 409A Change in Control occurs during the Performance Period or the 409A Change in Control if such 409A Change in Control occurs after the Performance Period; and (B) the number of Shares payable under the Award will be determined pursuant to Sections I and II of Exhibit A as of the end of the Performance Period.

(f)    Termination Without Cause or For Good Reason.  Notwithstanding any other provision in this Agreement and except as otherwise provided in Section 2(e)(ii) or 2(g), in the event that the Recipient’s Continuous Service is terminated before the RSUs are fully vested in accordance with Section 2(b) either by the Company or any Related Entity without Cause or by the Recipient for Good Reason, a portion of the RSUs equal to (X) the number of full months of Continuous Service between the first day of the Performance Period and the date of termination, divided by (Y) the total number of full months between the first day of the Performance Period and the final Vesting Date (the “Prorated RSUs”), will vest in accordance with the following, provided that the Performance Goals described herein are attained during the Performance Period:

(i)    If the Recipient’s Separation from Service occurs prior to the first Vesting Date set forth in Section 2(b), the Prorated RSUs will vest on such Vesting Date and, notwithstanding any other provision herein, including without limitation Section 4(b), settlement of the Prorated RSUs will be made on such Vesting Date.

(ii)    If the Recipient’s Separation from Service occurs after the first Vesting Date set forth in Section 2(b), the Prorated RSUs, less the RSUs that became vested and settled prior to the Recipient’s Separation from Service (the “Remaining Prorated RSUs”), will vest on the Participant’s Separation from Service and, notwithstanding any other provision herein, including without limitation Section 4(b), settlement of the Remaining Prorated RSUs will be made on such Separation from Service.

The Percentage Payable and, if applicable, any modifications to the number of Shares payable pursuant to this Award, shall be determined according to the performance criteria set forth in the attached Exhibit A.

(g)    Retirement.  Notwithstanding any other provision in this Agreement, if the Recipient terminates his or her Continuous Service before the RSUs are fully vested in accordance with Section 2(b) above, and after attaining age 62 (for reasons other than the reasons described in Sections 2(c), 2(d), 2(e) and 2(f) hereof) and completing at least five (5) years of Continuous Service (a “Retirement Termination”), the RSUs shall vest on the Vesting Date(s) in accordance with Section 2(b) and shall be settled in accordance with Section 4(b), provided that the Performance Goals described herein are attained during the Performance Period and provided further that, during the period (the “Restricted Period”) beginning on the date the Recipient has a Retirement Termination (the “Retirement Date”) and continuing until the latest Vesting Date, the Recipient does not, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly or indirectly, engage in a Competitive Activity (as such term is hereinafter defined) or violate the non-solicitation restrictions set forth in Section 6(a). If the Recipient fails to comply with this provision, the Recipient shall forfeit any unvested RSUs as of the date the Recipient violates this provision. The Percentage Payable and, if applicable, any modifications to the number of Shares payable pursuant to this Award, shall be determined according to the performance criteria set forth in the attached Exhibit A. Nothing in this subsection (g) shall prohibit the Recipient’s ownership of stock in any publicly held company (other than the Company) listed on a national securities exchange or whose shares of stock are regularly traded in the over the counter market as long as such holding at no time exceeds two percent (2%) of the total outstanding stock of such company.

(h)    Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)    “409A Change in Control” means an event which constitutes a “change in the ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company, each as defined under Treasury Regulations Section 1.409A-3(i)(5).

(ii)    “Competitive Activity” means, without the express written consent of the Company, the development, operation, management or other business activity with respect to (I) any entity that derives more than fifty percent (50%) of its revenues from acute healthcare services in a non-urban setting; (II) any entity that provides any healthcare service offered by any hospital operated by the Company or any of its subsidiaries or affiliates anywhere within the United States; (III) any entity that provides surgical, diagnostic or imaging services within a twenty-five (25) mile radius of any location where the Company or any of its subsidiaries or affiliates, currently owns, leases, manages or otherwise maintains an operating facility and of any operating facilities identified as potential acquisition targets in the Company’s strategic plan at the time the Recipient’s Continuous Service is terminated; or (IV) any entity that derives more than fifty percent (50%) of its revenues from physician recruitment services and that may, as a part of its operation, be engaged in the recruitment of physicians from facilities owned or operated by the Company or any of its subsidiaries or affiliates (excluding recruitment activities that are conducted by means of general solicitation, such as by way of newspapers or the Internet, and that are not targeted to recruit physicians from a facility that is owned or operated by the Company or any of its subsidiaries or affiliates).

(iii)    “Disability” means, solely for purposes of this Agreement and notwithstanding any provision in the Plan to the contrary, the Recipient is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its affiliates; or (iii) determined to be totally disabled by the Social Security Administration.

(iv)    “Non-Vested RSUs” means any portion of the RSUs subject to this Agreement that have not become vested pursuant to this Section 2.

(v)    “Separation from Service” means the voluntary or involuntary separation from service with the Service Recipient, determined in a manner consistent with Section 409A of the Code and the Treasury Regulations thereunder.

(vi)    “Service Recipient” means the person or entity for whom the services resulting in the grant of the RSUs were performed, and with respect to whom the legally binding right to the Award arises, and all persons with whom such person would be considered a single employer under Section 414(b) of the Code (employees of a controlled group of corporations), and all persons with whom such person would be considered a single employer under Section 414(c) of the Code (employees of partnerships, proprietorships, or other entities under common control).

(vii)    “Specified Employee” means any Recipient who, at the time of his or her Separation from Service, is a “key employee”, within the meaning of Section 416(i) of the Code, of any Service Recipient the shares of which are publicly traded on an established securities market or otherwise, determined in accordance with Section 409A of the Code.

(viii)    “Vested RSUs” means any portion of the RSUs subject to this Agreement that are and have become vested pursuant to this Section 2.

3.    Forfeiture of RSUs.  Except as otherwise provided in Section 2, if the Recipient’s Continuous Service is terminated prior to a Vesting Date, Non-Vested RSUs shall be forfeited immediately upon such termination of Continuous Service without any payment to the Recipient.

4.    Settlement of the RSUs.

(a)    Medium of Payment.  The RSUs may be settled in Shares, cash, or a combination thereof, as determined by the Committee at the time of grant and set forth in Section 1 hereof.

(i)    If Section 1 provides that the RSUs shall be settled in all Shares, the RSUs shall be settled in a number of Shares equal to the aggregate number of Shares payable for the RSUs, determined in accordance with Exhibit A (the “Total Shares Earned”).

(ii)    If Section 1 provides that the RSUs shall be settled in all cash, the RSUs shall be settled in cash equal to the Fair Market Value of a Share on the date of payment under Section 4(b), multiplied by the Total Shares Earned.

(iii)    If Section 1 provides that the RSUs shall be settled in a combination of Shares and cash, the RSUs shall be settled in (A) a number of Shares equal to the lesser of (1) the Total Shares Earned or (2) the number of RSUs granted multiplied by the percentage designated in Section 1 (the “Threshold Percentage”) that is to be paid in Shares; plus (B) cash equal to the Fair Market Value of a Share on the date of payment under Section 4(b), multiplied by the difference, if any, between the Total Shares Earned and the number of Shares paid pursuant to clause (A).

(iv)    Notwithstanding the foregoing, in the event there is a 409A Change in Control on or before the date on which the Company would otherwise deliver Shares pursuant to this Section 4(b), the Company may, in lieu of delivering Shares, deliver the consideration (whether stock, cash or other securities or property) received in the 409A Change in Control transaction by holders of Shares, or such other consideration as determined by the Committee in its sole discretion, equal to the Fair Market Value of the per Share consideration received by holders of Shares in the applicable transaction, multiplied by the number of Total Shares Earned that were deliverable pursuant to this Section 4.  The determination of such substantial equality of Fair Market Value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)    Date of Payment.  Except as otherwise provided herein and subject to any deferral election pursuant to Section 4(d), the Company shall deliver to the Recipient or in the event of the Recipient’s death, to the beneficiary or beneficiaries designated by the Recipient, or if the Recipient has not so designated any beneficiary(ies), or no designated beneficiary survives the Recipient, to the personal representative of the Recipient’s estate, vested Shares and, if applicable, cash as provided in Section 4(a), in the form of a lump sum on or as soon as administratively practicable but in no event more than sixty (60) days thereafter the earliest of:

(i)    each Vesting Date, to the extent then vested;

(ii)    the Recipient’s death;

(iii)    the Recipient’s Disability;

(iv)    a 409A Change in Control, to the extent then vested; or

(v)    the Recipient’s Separation from Service within 24 months after a 409A Change in Control, to the extent then vested.

(c)    Distribution to Specified Employees.  Notwithstanding the foregoing, if the Recipient is a Specified Employee, then no payments otherwise required to be made under this Agreement on account of the Recipient’s Separation from Service shall be made before the date that is six (6) months after the date of the Recipient’s Separation from Service or, if earlier, the date of the Recipient’s death if such deferral is required to comply with Section 409A of the Code.

(d)    Deferred Distribution.  Notwithstanding any other provision, the Recipient may elect pursuant to the LifePoint Health Deferred Compensation Plan (the “NQDC Plan”) to defer settlement of all or a portion of the Total Shares Earned that are to be settled in Shares pursuant to Section 4(a)(i) or (iii) until a date or event other than the applicable date of payment under Section 4(b), but only to the extent allowed by the Company and subject to the terms and conditions of the NQDC Plan, including but not limited to those provisions governing deferral elections and the timing of such deferral elections.  The portion of the Total Shares Earned subject to a valid deferral election by the Recipient under the NQDC Plan shall be distributed according to the terms of the NQDC Plan, but otherwise shall continue to be subject to the terms of this Agreement, the Plan, and the deferral election form. Notwithstanding the foregoing, the portion of the Total Shares Earned to be settled in cash pursuant to Section 4(a)(ii) or (iii), if any, may not be deferred pursuant to this Subsection and the NQDC Plan and shall instead be distributed according to the terms of this Agreement and the Plan.

5.    Rights with Respect to RSUs.

(a)    No Rights as Shareholder Until Delivery.  Except as otherwise provided in this Section 5, the Recipient shall not have any rights, benefits or entitlements with respect to Shares corresponding to the RSUs unless and until those Shares are delivered to the Recipient (and thus shall have no voting rights, or rights to receive any dividend declared, before those Shares are so delivered).  On or after delivery, the Recipient shall have, with respect to the Shares delivered, all of the rights of a holder of Shares granted pursuant to the articles of incorporation and other governing instruments of the Company, or as otherwise available at law.

(b)    Adjustments to RSUs.  In the event of any change affecting the number, class, market price or terms of the Shares by reason of share dividend, share split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of Shares, exchange of Shares, Share rights offering, or other similar event, or any distribution to the stockholders other than a regular cash dividend, then the RSUs subject to this Agreement and the number, class, price or terms of Shares subject to such RSUs shall be adjusted in the same manner as the outstanding Shares of the Company.  If any such adjustment shall result in a fractional RSU, such fraction shall be disregarded.  Notwithstanding anything to the contrary in this Plan, no adjustment shall be made to any RSU under this Plan if or to the extent such adjustment would cause an outstanding RSU to fail to be exempt from or comply with Section 409A of the Code.

(c)    No Restriction on Certain Transactions.  Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding RSUs awarded hereunder, shall not affect in any manner the right, power or authority of the Company or any Related Entity to make, authorize or consummate: (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's or any Related Entity’s capital structure or its business; (ii) any merger, consolidation or similar transaction by or of the Company or any Related Entity; (iii) any offer, issue or sale by the Company or any Related Entity of any capital stock of the Company or any Related Entity, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the Shares represented by the RSUs and/or that would include, have or possess other rights, benefits and/or preferences superior to those that such Shares include, have or possess, or any warrants, options or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company or any Related Entity; (v) any sale, transfer or assignment of all or any part of the stock, assets or business of the Company or any Related Entity; or (vi) any other corporate transaction, act or proceeding (whether of a similar character or otherwise).

(d)    Dividend Equivalents.  During the term of this Agreement, the Recipient shall have the right to receive distributions (the “Dividend Equivalents”) from the Company equal to any dividends or other distributions that would have been distributed to the Recipient if each RSU was instead an issued and outstanding Share owned by the Recipient.  Dividend Equivalents payable with respect to the RSUs subject to this Agreement shall be subject to the following terms and conditions: (i) Dividend Equivalents payable with respect to the RSUs subject to this Agreement shall be paid on the date the RSUs to which such Dividend Equivalents relate are settled under Section 4 hereof, with such Dividend Equivalents to be accumulated, without interest, by the Company (the “Accumulated Dividend Equivalents”); (ii) all Accumulated Dividend Equivalents payable with respect to the RSUs subject to this Agreement shall be paid in cash, reduced by any applicable withholding taxes; and (iii) any Accumulated Dividend Equivalents with respect to the RSUs subject to this Agreement shall be forfeited and all rights of the Recipient to such Accumulated Dividend Equivalents shall terminate, without further obligation on the part of the Company, unless the portion of the RSUs subject to this Agreement to which such Accumulated Dividend Equivalents relate become Vested RSUs pursuant to Section 2 hereof.  Each Dividend Equivalent shall be treated as a separate payment for purposes of Section 409A of the Code.

6.    Restrictive Covenants; Breach.

(a)    As partial consideration for the grant of this Award, Recipient agrees that, during the period beginning on the Date of Grant and ending on the two-year anniversary of either the applicable date of payment under Section 4(b), or the date the RSUs are forfeited pursuant to Section 3, as applicable, he or she will not, in any capacity (including, but not limited to, as an owner, member, partner, shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), whether directly, indirectly or through affiliates, for the Recipient’s own account or for the benefit of any other person or entity, without the express written consent of the Company, engage in the solicitation, diversion, or hiring, or attempted solicitation, diversion, or hiring of any employees or consultants of the Company or any of its subsidiaries or affiliates to leave or to work for the Recipient or any person or entity with which the Recipient is affiliated, or the interference with the relationship between the Company or any of its subsidiaries or affiliates with any of its employees or consultants.

(b)    Recipient agrees that any breach of the covenants and agreements contained in this Agreement will result in irreparable injury to the Company (including its subsidiaries and affiliates) for which money damages would not adequately compensate the injured party and, therefore, in the event of any such breach, the Company shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to seek to have an injunction issued by any competent court of equity enjoining and restraining Recipient and any other person or entity involved therein from continuing such breach. The parties hereto intend that the covenants contained in this Agreement be severable as to time, area, and restricted activity so that if any section, sentence or phrase be deemed too broad in scope as to time, area or restricted activity, then the section, sentence, phrase, period of time, geographical area or restricted activity shall be reduced to such scope as is reasonable and enforceable, and the covenant shall be construed as if it were originally drawn in such reduced form, to the end that restraints hereby may be enforced by injunction.    Recipient further agrees that if he or she intends to engage in an enterprise that could result in a breach of the restrictive covenants contained in this Agreement, he or she will notify the Company in writing of such intent prior to engaging in the enterprise.

7.    Transferability.  The RSUs are not transferable unless and until the Shares have been delivered to the Recipient in settlement of the RSUs in accordance with this Agreement, otherwise than by will or under the applicable laws of descent and distribution. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.  Except as otherwise permitted pursuant to the first sentence of this Section, any attempt to effect a Transfer of any RSUs prior to the date on which the Shares have been delivered to the Recipient in settlement of the RSUs shall be void ab initio.  For purposes of this Agreement, “Transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

8.    Tax Matters.

(a)    Withholding.  Any minimum tax withholding obligation of the Company arising in connection with this Award, and/or the lapse of restrictions with respect hereto, shall, to the extent permitted by law, be satisfied by the retention of cash and/or Shares issuable pursuant to this Award that have a then-current Fair Market Value equal to the amount of any minimum federal, state or local taxes of any kind required by law to be withheld with respect to this Award.  If the retention of Shares described in the foregoing sentence is not permitted by law, as a condition to the Company’s obligations with respect to the RSUs (including, without limitation, any obligation to deliver any Shares) hereunder, the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to the vesting or delivery of Shares corresponding to such RSUs.

(b)    Recipient’s Responsibilities for Tax Consequences.  The tax consequences to the Recipient (including without limitation federal, state, local and foreign income tax consequences) with respect to the RSUs (including without limitation the grant, vesting and/or delivery thereof) are the sole responsibility of the Recipient.  The Recipient shall consult with his or her own personal accountant(s) and/or tax advisor(s) regarding these matters and the Recipient’s filing, withholding and payment (or tax liability) obligations.

9.    Amendment, Modification & Assignment.   This Agreement may only be modified or amended in a writing signed by the parties hereto.  No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by either party which are not set forth expressly in this Agreement.  This Agreement (and Recipient’s rights hereunder) may not be assigned, and the obligations of Recipient hereunder may not be delegated, in whole or in part.  The rights and obligations created hereunder shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

10.    Complete Agreement.  This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

11.    Miscellaneous.

(a)    No Right to (Continued) Employment or Service.  This Agreement and the grant of RSUs hereunder shall not confer, or be construed to confer, upon the Recipient any right to employment or service, or continued employment or service, with the Company or any Related Entity.

(b)    No Limit on Other Compensation Arrangements.  Nothing contained in this Agreement shall preclude the Company or any Related Entity from adopting or continuing in effect other or additional compensation plans, agreements or arrangements, and any such plans, agreements and arrangements may be either generally applicable or applicable only in specific cases or to specific persons.

(c)    Severability.  If any term or provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or under any applicable law, rule or regulation, then such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of RSUs hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award hereunder shall remain in full force and effect).

(d)    No Trust or Fund Created.  Neither this Agreement nor the grant of RSUs hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Related Entity and the Recipient or any other person.  To the extent that the Recipient or any other person acquires a right to receive payments from the Company or any Related Entity pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)    Law Governing.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware (without reference to the conflict of laws rules or principles thereof).

(f)    Interpretation.  This award of RSUs is subject to all of the terms, provisions and restrictions of this Agreement and the Plan.  All decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan are binding, conclusive and final.

(g)    Headings.  Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference.  Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

(h)    Notices.  Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s General Counsel at 330 Seven Springs Way, Brentwood, Tennessee 37207, or if the Company should move its principal office, to such principal office, and, in the case of the Recipient, to the Recipient’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

(i)    Compliance with Section 409A

(i)    General.    It is the intention of both the Company and the Recipient that the benefits and rights to which the Recipient could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Recipient or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Recipient and on the Company).

(ii)    No Representations as to Section 409A Compliance.  Notwithstanding the foregoing, the Company does not make any representation to the Recipient that the shares of RSUs and the Dividend Equivalents, if any, awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Recipient or any Beneficiary for any tax, additional tax, interest or penalties that the Recipient or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(iii)    No Acceleration of Payments.  Neither the Company nor the Recipient, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(iv)    Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Recipient is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(j)    Non-Waiver of Breach.  The waiver by any party hereto of the other party's prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(k)    Clawback of Benefits.  The Committee shall have full authority to implement any policies and procedures that it determines to be necessary or appropriate to comply with applicable securities laws or other laws, including, without limitation, Section 10D of the Exchange Act and any rules promulgated thereunder, including without limitation, including in this Agreement, or amending any this Agreement, without the consent of the Recipient, to include language for the clawback (recapture) by the Company of any benefits under this Agreement that the Committee deems necessary or appropriate to comply with that statutory provision and those rules.

EXHIBIT A

Performance Criteria

The RSUs are earned based on the average of the Company’s achievement of the annually established performance targets for diluted earnings per share (“Diluted EPS”) for each of the 2018, 2019, and 2020 fiscal years (the “Annual Diluted EPS Goals”), with the final number of shares of Common Stock payable under the award subject to modification based on the TSR Modifier (as defined below), as set forth below:

I.    Diluted EPS Goal.  The annual performance targets are the Diluted EPS amounts expressed in the financial budgets that are adopted by the Company for each of the 2018, 2019, and 2020 fiscal years.  The annual Diluted EPS performance results shall be the amounts reported in the Company’s audited financial statements for each such fiscal year, adjusted to account for the effects of the following, to the extent applicable and as determined by the Committee:

(a)        gains or losses on sales of facilities;

(b)        operating results of acquired or divested facilities;

(c)        accelerated depreciation due to an unexpected change to the useful life of an asset;

(d)        impairment charges;

(e)        restructuring charges;

(f)         gains or losses from the settlement of pre-acquisition contingent obligations;

(g)        certain gains or losses arising from litigation or settlements with governmental entities or other third parties;

(h)        gains or losses on extinguishment of debt;

(i)         changes as a result of the implementation of new accounting and tax standards; and

(j)         other changes, which are identified by management, that are unusual, non-operational or non-recurring in nature.

The Company’s achievement of the Annual Diluted EPS Goals for each of the three fiscal years is determined as a percentage, calculated as the annual Diluted EPS performance result divided by the annual Diluted EPS performance target for that year. The percent of target earned at the end of the Performance Period is based on the average of the three annual percentage levels of achievement of the Annual Diluted EPS Goals over the three-year Performance Period and is determined according to the following table:

Average Annual Diluted EPS Performance Results Achieved	% of Target RSUs Earned
Below 80% of target	0%
80% of target	25%
100% of target	100%
120% of target	200%

The percent of target earned will be determined using a straight-line interpolation if the average level of performance results achieved falls between two of the levels specified in the chart above.  Subject to modification based on the TSR Modifier as provided in Section 2 below, the number of Shares payable under this Award is equal to the percent of target earned, multiplied by the number of RSUs granted pursuant to this Award.

II.  TSR Modifier.  Notwithstanding any other provision, the number of Shares payable under this Award based on the average level of achievement of the Annual Diluted EPS Goals shall be modified based on the Company’s three-year annualized total shareholder return (“TSR”) during the Performance Period relative to its peer group, which shall be the companies in the S&P GICS Sub-industry: Health Care Facilities Index with over $500 million in revenues or its equivalent at the end of the Performance Period (the “Three-Year Relative TSR”), in accordance with the following:

(a)        If the average level of achievement of the Annual Diluted EPS Goals is at or above 80% of target and the Company’s Three-Year Relative TSR is below the 25th percentile, the number of Shares payable under this Award shall be reduced by 20%, not to fall below the number of Shares that would be payable at 25% of RSUs earned.

(b)        If the average level of achievement of the Annual Diluted EPS Goals is at or above 80% of target and the Company’s Three-Year Relative TSR is at or above the 75th percentile, the number of Shares payable under this Award shall be increased by 20%, not to exceed the number of Shares that would be payable at 200% of RSUs earned.

Diluted EPS and TSR shall be calculated in accordance with the definitions in the award agreements.

III. Accelerated Vesting Upon Death or Disability.   For purposes of Sections 2(c) and 2(d):

(a)        the determination of the percent of target earned under Section I above is based on the average of the Company’s achievement of the Annual Diluted EPS Goals for each of the three fiscal years within the Performance Period, which shall be (i) for any fiscal year within the Performance Period that is completed as of the Recipient’s death or Disability, as applicable, the greater of (A) 100% or (B) the calculated as the annual Diluted EPS performance result divided by the annual Diluted EPS performance target for that year; and (ii) for any other fiscal year within the Performance Period that is not completed as of the Recipient’s death or Disability, as applicable, 100%; and

(b)        the number of Shares payable under the Award shall not be modified based on the Three-Year Relative TSR, unless the Company’s Three-Year Relative TSR, using the last thirty (30) trading days immediately prior to the Recipient’s death or Disability, as applicable, to measure performance, is at or above the 75th percentile, in which event the number of Shares payable under this Award shall be increased by 20%, not to exceed the number of Shares that would be payable at 200% of RSUs earned.